Exhibit 99.1

Staffing 360 Solutions Pre-Announces Fiscal First Quarter Revenue of $33.4 Million

Revenue Exceeds Previously Announced Guidance of $32 Million

New York, NY – October 15, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe, today announced that it expects revenue for the quarter ended August 31, 2014 to be $33.4 million, as opposed to the previously announced guidance of $32.0 million.

This represents sequential revenue growth of more than 30% over the $25.6 million the Company reported in the previous quarter, which ended May 31, 2014. Likewise, due to the five acquisitions completed over the past year, this represents a year-over-year increase in revenue from $1.3 million in the quarter ended August 31, 2013 to approximately $33.4 million in the quarter ended August 31, 2014 – a 24-fold improvement. The Company will announce its full financial results for the August 2014 quarter on Monday, October 20, 2014, along with an earnings conference call on Tuesday, October 21, 2014.

“We are pleased to announce revenue that is over $30 million greater than our August quarter in 2013,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “This is a major testament to our consolidation strategy. In line with expectations, we anticipate reporting a net loss for the quarter, however we expect it to be a significant improvement from the previous quarter. As Staffing 360 continues to complete acquisitions, we remain highly focused on boosting our top line and reducing costs as we pursue what management has described as our ‘Pathway to Profitability.’ We look forward to sharing our latest quarterly financial results with the investment community on our upcoming earnings conference call.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million. The five acquisitions the Company has completed represents a key validator of this strategy’s successful implementation.

For more information on Staffing 360 Solutions and complete investor materials such as fact sheets, investor presentations and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com